UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/25/2008

NATCO GROUP INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15603

DE	222906892
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11210 Equity Drive, Houston, TX 77041
(Address of principal executive offices, including zip code)

713-849-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

On March 4, 2008, NATCO Group Inc. (the "Company") sent a notice of redemption to the holders of its Series B Redeemable Convertible Preferred Stock, calling for the redemption of all the outstanding Series B Preferred Shares effective as of the close of business on March 25, 2008 for an aggregate redemption price of $9,915,000 plus payment of accrued and unpaid dividends amounting to approximately $275,000. On March 13, 2008 the holders of the Series B Preferred Shares notified the Company they would elect to convert their preferred shares into shares of common stock immediately prior to the redemption time.

On March 25, 2008, prior to the redemption time, the holders of the Company's Series B Preferred Shares converted the remaining 9,915 preferred shares outstanding into a total of 1,270,338 shares of the Company's common stock, pursuant to a formula specified in the certificate of designations with respect to the preferred stock. In accordance with the formula, the Company issued a number of shares of NATCO Group Inc. common stock equal to the face value of the preferred stock surrendered ($1,000 multiplied by the number of preferred shares surrendered) divided by the conversion price ($7.805). The Company also paid a total of approximately $275,000 for (1) accrued but unpaid dividends on the preferred shares converted and (2) cash in lieu of issuing fractional shares. A copy of the press release announcing the conversion is attached to this report as Exhibit 99.1.

The issuance of common stock on conversion of the Series B Preferred Shares was exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. Following the conversion, no shares of Series B Redeemable Convertible Preferred Stock and 19,991,616 shares of common stock were outstanding.

Item 9.01.    Financial Statements and Exhibits

Exhibit No. 99.1 - Press release dated March 25, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATCO GROUP INC.

Date: March 26, 2008	By:	/s/ John U. Clarke
John U. Clarke
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated March 25, 2008